Exhibit 99.1

Execution Version

August 2, 2016

To:	Lonestar Resources America Inc.
Lonestar Resources US Inc.

Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among, inter alia, LONESTAR RESOURCES AMERICA INC., a Delaware corporation (the “Company”), LONESTAR RESOURCES US INC., a Delaware corporation (the “Parent Company”, and together with the Company, the “Lonestar Parties”), JUNEAU ENERGY, LLC, a Delaware limited liability company, and LEUCADIA NATIONAL CORPORATION, a Delaware corporation (or its designee, the “Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

1. Subject to and upon the terms and conditions set forth herein, the Purchaser hereby agrees that it will purchase, in a Qualified Equity Offering, a number of shares of the Parent Company’s Class A Voting Common Stock, par value $0.001 per share (“Common Stock”), equal to (a) $20,000,000 (or such lesser amount as the Parent Company may request) (the “Commitment Amount”) divided by (b) the offering price to investors in such Qualified Equity Offering less any underwriters’ discount, commissions, structuring fees or placement agent’s fees. A “Qualified Equity Offering” is an offering and sale of Common Stock by Parent Company, (i) pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) or conducted privately in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”); (ii) for which each of the Conditions to Closing shall have been met; (iii) the net proceeds of which are used to repay loans outstanding under the First Lien Facility and for other general corporate purposes; and (iv) which is completed on or before December 31, 2016 (the “Outside Date”). The “Conditions to Closing” include: (a) the Parent Company has selected a lead underwriter approved by the Purchaser (such approval not to be unreasonably withheld, conditioned or delayed); (b) the Parent Company and its subsidiaries having no more than $295,000,000 of long-term debt then outstanding (net of cash and cash equivalents), as defined under U.S. generally accepted accounting principles; (c) the Common Stock is listed for trading on NASDAQ; (d) the equity order book in such offering has bona fide orders totaling at least $40,000,000 (excluding, for the avoidance of doubt, the Commitment Amount); and (e) there is not then existing a Default or Event of Default.

2. In consideration of the commitment of the Purchaser hereunder, regardless of whether a Qualified Equity Offering is launched or consummated, the Lonestar Parties will pay the Purchaser a fee equal to $1,000,000 (the “Fee”), which Fee shall be payable upon the earlier of (a) the closing of a Qualified Equity Offering, (b) the termination of a Qualified Equity Offering and (c) the Outside Date. The Fee shall be paid without setoff or recoupment and shall be paid free and clear of, and without deduction or withholding for, any taxes, levies, imposts, deductions, charges, or withholdings. The Lonestar Parties and the Purchaser agree to treat the Fee for U.S. federal income tax purposes as a premium for an option to put Common Stock to the Purchaser pursuant to Section 1. The Lonestar Parties further agree to reimburse the Purchaser for all actual and documented out-of-pocket expenses, including but not limited to attorney fees and expenses, incurred by it in connection with a Qualified Equity Offering.

3. In the event the Purchaser purchases not less than the Commitment Amount in a Qualified Equity Offering pursuant to Section 1 (and as a condition to the Purchaser’s obligation to purchase the Commitment Amount pursuant to Section 1), the Lonestar Parties hereby covenant and agree that the Lonestar Parties shall use commercially reasonable efforts to enter into arrangements with the Purchaser to provide that (a) the Purchaser shall have the right to appoint one director to the Board of Directors of the Parent Company at the Purchaser’s election; and (b) the director appointed by the Purchaser shall have the right to be a member of committees to the Board of Directors; provided that the Purchaser’s right to appoint a director shall terminate at such time as the Purchaser and its Affiliates own a number of shares of Common Stock equal to less than 50% of the of the shares of Common Stock purchased by the Purchaser and its Affiliates in the Qualified Equity Offering. The Lonestar Parties represent and warrant to the Purchaser that the Board of Directors have determined that the Parent Company and its stockholders are receiving substantial benefits from the entry into the this letter agreement, the Purchase Agreement and the transactions contemplated hereby and hereby, and that the terms hereof and thereof have been determined to be in the best interests of the stockholders of the Parent Company.

4. Each of the Lonestar Parties, on the one hand, and the Purchaser, on the other, represents and warrants to the other that: (a) it has the requisite capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary corporate action; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms; and (d) the execution, delivery and performance by it of this letter agreement do not and will not (i) violate any law; (ii) in any material respect, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material contract to which it is a party; or (iii) violate the terms of its constituent documents.

5. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered contemporaneously herewith, the Lonestar Parties, by their acceptance of the benefits of this letter agreement, covenant, agree and acknowledge that no Person other than the Purchaser and the Lonestar Parties shall have any obligation hereunder and that they have no rights of recovery hereunder against, and no recourse hereunder or under any documents or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of the Purchaser (or any of their successor or permitted assignees), against any former, current, or future manager, stockholder or member of the Purchaser (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, stockholder, manager or member of any of the foregoing, but in each case not including Purchaser (each, but excluding for the avoidance of doubt, the Purchaser, a “Purchaser Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Purchaser against the Purchaser Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Purchaser Affiliate, as such, for any obligations of the Purchaser under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

6. NOTWITHSTANDING ANY OTHER TERMS OR CONDITIONS OF THIS LETTER AGREEMENT, UNDER NO CIRCUMSTANCES SHALL THE MAXIMUM LIABILITY OF THE PURCHASER, IN THE AGGREGATE AND FOR ANY REASON, INCLUDING ITS BREACH OF ANY OF ITS OBLIGATIONS SET FORTH HEREIN, EXCEED THE COMMITMENT AMOUNT, WHETHER ON ACCOUNT OF ANY CLAIM OF ACTUAL, SPECIAL, INDIRECT, CONSEQUENTIAL OR ANY OTHER FORM OF DAMAGES OR OTHERWISE. IN THE EVENT THE PURCHASER IS FOR ANY REASON FOUND TO BE LIABLE FOR ANY AMOUNTS HEREUNDER, THE PURCHASER SHALL BE ISSUED A NUMBER OF SHARES OF COMMON STOCK EQUIVALENT TO SUCH LIABILITY BASED ON THE THEN FAIR MARKET VALUE OF THE COMMON STOCK.

7. THIS LETTER AGREEMENT SHALL BE BINDING ON THE PURCHASER SOLELY TO THE BENEFIT OF THE LONESTAR PARTIES. NO PERSON OTHER THAN THE LONESTAR PARTIES, THE PURCHASER AND THE PURCHASER AFFILIATES (WHO THE PARTIES AGREE SHALL BE DEEMED THIRD PARTY BENEFICIARIES HEREUNDER) MAY BRING ANY ACTION UNDER THIS LETTER AGREEMENT. THERE IS NO EXPRESS OR IMPLIED INTENTION TO BENEFIT ANY THIRD PARTY (OTHER THAN THE PURCHASER AFFILIATES) AND NOTHING CONTAINED IN THIS LETTER AGREEMENT IS INTENDED, NOR SHALL ANYTHING HEREIN BE CONSTRUED, TO CONFER ANY RIGHTS, LEGAL OR EQUITABLE, ON ANY PERSON OR ENTITY, OTHER THAN LONESTAR PARTIES, THE PURCHASER AND THE PURCHASER AFFILIATES. THE LONESTAR PARTIES’ CREDITORS SHALL HAVE NO RIGHT TO ENFORCE THIS LETTER AGREEMENT OR TO CAUSE THE LONESTAR PARTIES TO ENFORCE THIS LETTER AGREEMENT.

8. This letter agreement (other than Section 2 and Sections 4 through 12, which shall survive indefinitely) shall terminate, at the Purchaser’s election, upon the earliest of (a) the termination of the Purchase Agreement in accordance with its terms; (b) the funding of the Commitment Amount in accordance with Section 1; (c) the Outside Date; and (d) the date that any Lonestar Party or their Affiliates asserts in any litigation or other proceeding any claim against the Purchaser or any Purchaser Affiliate (relating to this letter agreement, the Purchase Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) other than a claim against the Purchaser for breach of its obligations hereunder. Upon any termination as referred to in this Section 8, this letter agreement and all the obligations hereunder shall terminate immediately and be of no further force or effect, and thereafter, no person shall have any recourse against the Purchaser pursuant to this letter agreement.

9. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by the Lonestar Parties without the prior written consent of the Purchaser.

10. This letter agreement may not be amended or otherwise modified other than in writing by both the Lonestar Parties and the Purchaser.

11. This letter agreement may be executed in counterparts.

12. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions arising out of or relating to this letter agreement shall be heard and determined exclusively in the state courts of New York sitting in New York County or the federal courts of the Southern District of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state courts of New York sitting in New York County or the federal courts of the Southern District of New York in the event any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than such courts sitting in New York County in the State of New York or the Southern District of New York. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT.

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LONESTAR RESOURCES AMERICA INC.

By:	/s/ Frank D. Bracken
Name: Frank D. Bracken, III
Title: Chief Executive Officer

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken
Name: Frank D. Bracken, III
Title: Chief Executive Officer

Signature Page to Equity Commitment Letter

Accepted and agreed to

as of the date written above:

LEUCADIA NATIONAL CORPORATION

By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: EVP, GENERAL COUNSEL

Signature Page to Equity Commitment Letter